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                                                                   EXHIBIT 10.16

                                              FOR PURCHASES DIRECT FROM SUPPLIER
                                              SUBJECT TO COMPETITIVE BID PROCESS


                                 NOVATION, LLC

                               SUPPLIER AGREEMENT



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                               TABLE OF CONTENTS

                                                                            PAGE
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
1.   INTRODUCTION .........................................................   1
     a.   Purchasing Opportunities for Members ............................   1
     b.   Supplier ........................................................   1
     c.   Bid .............................................................   1

2.   CONTRACT AWARD .......................................................   1
     a.   Letter of Award .................................................   1
     b.   Optional Purchasing Arrangement .................................   2
     c.   Market Competitive Terms ........................................   2
     d.   Changes in Award Prices .........................................   2
     e.   Notification of Changes in Pricing Terms ........................   2

3.   TERM AND TERMINATION .................................................   3
     a.   Term ............................................................   3
     b.   Termination by Novation .........................................   3
     c.   Termination by Supplier .........................................   3

4.   PRODUCT SUPPLY .......................................................   3
     a.   Delivery and Invoicing ..........................................   3
     b.   Purchase Orders .................................................   3
     c.   Product Fill Rates; Confirmation and Delivery Times .............   4
     d.   Bundled Terms ...................................................   4
     e.   Discontinuation of Products; Changes in Packaging ...............   4
     f.   Replacement or New Products .....................................   4
     g.   Member Services .................................................   4
     h.   Product Deletion ................................................   5
     i.   Return of Products ..............................................   5
     j.   Failure to Supply ...............................................   5

5.   PRODUCT QUALITY ......................................................   5
     a.   Free From Defects ...............................................   5
     b.   Product Compliance ..............................................   6
     c.   Patent Infringement .............................................   6
     d.   Product Condition ...............................................   6
     e.   Recall of Products ..............................................   6
     f.   Shelf Life ......................................................   6

6.   CENTURY COMPLIANCE ...................................................   7
     a.   Definitions .....................................................   7
     b.   Representations .................................................   7
     c.   Remedies ........................................................   8
     d.   Noncompliance Notice ............................................   8
     e.   Survival ........................................................   8


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
                                                                            PAGE
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
7.   REPORTS AND ELECTRONIC DATA INTERCHANGE ..............................   8
     a.   Report Content ..................................................   8
     b.   Report Format and Delivery ......................................   9
     c.   Electronic Data Interchange .....................................   9

8.   OBLIGATIONS OF NOVATION...............................................   9
     a.   Information to Members ..........................................   9
     b.   Marketing Services ..............................................   9

9.   MARKETING FEES........................................................  10
     a.   Calculation .....................................................  10
     b.   Payment .........................................................  10

10.  ADMINISTRATIVE PENALTIES .............................................  10

11.  NONPAYMENT OR INSOLVENCY OF A MEMBER .................................  11

12.  INSURANCE ............................................................  11
     a.   Policy Requirements .............................................  11
     b.   Self-Insurance ..................................................  12
     c.   Amendments, Notices and Endorsements ............................  12

13.  COMPLIANCE WITH LAW ..................................................  12

14.  HOLD HARMLESS ........................................................  12

15.  BOOKS AND RECORDS; FACILITIES INSPECTIONS ............................  13

16.  USE OF NAMES, ETC. ...................................................  13

17.  CONFIDENTIAL INFORMATION .............................................  13
     a.   Nondisclosure....................................................  13
     b.   Definition ......................................................  13

18.  MISCELLANEOUS ........................................................  14
     a.   Choice of Law ...................................................  14
     b.   Not Responsible .................................................  14
     c.   Third Party Beneficiaries .......................................  14
     d.   Notices .........................................................  14
     e.   No Assignment ...................................................  14
     f.   Severability ....................................................  15
     g.   Entire Agreement ................................................  15


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                                 NOVATION, LLC

                               SUPPLIER AGREEMENT

1. INTRODUCTION.

         a. PURCHASING OPPORTUNITIES FOR MEMBERS. Novation, LLC ("Novation") is engaged in providing purchasing opportunities with respect to high quality products and services to participating health care providers ("Members"). Members are entitled to participate in Novation's programs through their membership or other participatory status in any of the following client organizations: VHA Inc., University HealthSystem Consortium, and HealthCare Purchasing Partners International, LLC (collectively, "Clients"). A current listing of Members is maintained by Novation in the electronic database included as part of the electronic data interchange described in Subsection 7.c below ("Novation Database"). A provider will become a "Member" for purposes of this Agreement at the time Novation adds the provider to the Novation Database and will cease to be a "Member" for such purposes at the time Novation deletes the provider from the Novation Database.

         b. SUPPLIER. Supplier is the manufacturer of products listed on Exhibit A (the provider of installation, training and maintenance services for such products, and the provider of any other services listed on Exhibit A (such products and/or services are collectively referred to herein as "Products").

         c. BID. Supplier has responded to Novation's Invitation to Bid by submitting its written offer ("Bid") to Novation consisting of this Agreement, the listing of Products and pricing therefor ("Award Prices") attached hereto as Exhibit A, the other specifications attached hereto as Exhibit B ("Non-Price Specifications") and any other materials required to be submitted in accordance with the Bid Instructions.

2. CONTRACT AWARD.

         a. LETTER OF AWARD. By executing and delivering the Letter of Award attached hereto as Exhibit C ("Award Letter") to Supplier, Novation will have accepted the Bid, and Novation and Supplier therefore agree that Supplier will make the Products available for purchase by the Members at the Award Prices in accordance with the terms of this Agreement; provided, however, that Novation's award of this Agreement to Supplier will not constitute a commitment by any person to purchase any of the Products. No obligations of Novation set forth in this Agreement will be valid or enforceable against Novation unless and until the Award Letter has been duly executed by Novation and attached as an exhibit hereto. Supplier acknowledges that, in making its award to Supplier, Novation has materially relied on all representations, warranties and agreements made by Supplier as part of the Bid and that all such representations, warranties and agreements will survive acceptance of the Bid.


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         b. OPTIONAL PURCHASING ARRANGEMENT. Novation and Supplier agree that each Member will have the option of purchasing the Products under the terms of this Agreement or under the terms of any other purchasing or pricing arrangement that may exist between such Member and Supplier at any time during the Term; provided, however, that all of Supplier's sales of the Products to Members, whether under the pricing and other terms of this Agreement or otherwise, will be reported by Supplier to Novation in accordance with Section 7 below and will be included in the aggregate dollar volume of purchases used in calculating the Marketing Fees payable to Novation in accordance with Section 9 below. If any Member uses any other purchasing or pricing arrangement with Supplier when ordering products covered by any contract between Supplier and Novation, Supplier will notify such Member of the pricing and other significant terms of the applicable Novation contract.

         c. MARKET COMPETITIVE TERMS. Supplier agrees that the prices, quality, value and technology of all Products purchased under this Agreement will remain market competitive at all times during the Term. Supplier agrees to provide prompt written notice to Novation of all offers for the sale of the Products made by Supplier during the Term on terms that are more favorable to the offeree than the terms of this Agreement. Supplier will lower the Award Prices or increase any discount applicable to the purchase of the Products as necessary to assure market competitiveness. If at any time during the Term Novation receives information from any source suggesting that Supplier's prices, quality, value or technology are not market competitive, Novation may provide written notice of such information to Supplier, and Supplier will, within five (5) business days for Novation's private label Products and within ten (10) business days for all other Products, advise Novation in writing of and fully implement all adjustments necessary to assure market competitiveness.

         d. CHANGES IN AWARD PRICES. Unless otherwise expressly agreed in any exhibit to this Agreement, the Award Prices will not be increased and any discount will not be eliminated or reduced during the Term. In addition to any changes made to assure market competitiveness, Supplier may lower the Award Prices or increase any discount applicable to the purchase of the Products at any time.

         e. NOTIFICATION OF CHANGES IN PRICING TERMS. Supplier will provide all Members with not less than forty-five (45) days' prior written notice and Novation with not less than sixty (60) days' prior written notice of any change in pricing terms permitted or required by this Agreement. For purposes of the foregoing notification requirements, a change in pricing terms will mean any change that affects the delivered price to the Member, including, without limitation, changes in list prices, discounts or pricing tiers or schedules. Such prior written notice will be provided in such format and in such detail as may be required by Novation from time to time, and will include, at a minimum, sufficient information to determine line item pricing of the Products for all affected Members.


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3. TERM AND TERMINATION.

         a. TERM. This Agreement will be effective as of the effective date set forth in the Award Letter ("Effective Date"), and, unless sooner terminated, will continue in full force and effect for the initial term set forth in the Non-Price Specifications and for any renewal terms set forth in the Non-Price Specifications by Novation's delivery of written notice of renewal to Supplier not less than ten (10) days prior to the end of the initial term or any renewal term, as applicable. The initial term, together with the renewal terms, if any, are collectively referred to herein as the "Term."

         b. TERMINATION BY NOVATION. Novation may terminate this Agreement at any time for any reason whatsoever by delivering not less than ninety (90) days' prior written notice thereof to Supplier. In addition, Novation may terminate this Agreement immediately by delivering written notice thereof to Supplier upon the occurrence of either of the following events:

                  (1) Supplier breaches this Agreement; or

                  (2) Supplier becomes bankrupt or insolvent or makes an unauthorized assignment or goes into liquidation or proceedings are initiated for the purpose of having a receiving order or winding up order made against Supplier, or Supplier applies to the courts for protection from its creditors.

         c. TERMINATION BY SUPPLIER. Supplier may terminate this Agreement at any time for any reason whatsoever by delivering not less than one hundred eighty (180) days prior written notice thereof to Novation.

4. PRODUCT SUPPLY.

         a. DELIVERY AND INVOICING. On and after the Effective Date, Supplier agrees to deliver Products ordered by the Members to the Members, FOB destination, and will direct its invoices to the Members in accordance with this Agreement. Supplier agrees to prepay and absorb charges, if any, for transporting Products to the Members. Payment terms are 2%-10, Net 30 days. Supplier will make whatever arrangements are reasonably necessary with the Members to implement the terms of this Agreement; provided, however, Supplier will not impose any purchasing commitment on any Member as a condition to the Member's purchase of any Products pursuant to this Agreement.

         b. PURCHASE ORDERS. This Agreement will govern all orders for and sales of the Products by and to the Members, notwithstanding any pre-printed terms on Supplier's forms; provided, however, the terms of the usual purchase orders of the Members will supersede this Agreement in the event of conflict or inconsistency.


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         c. PRODUCT FILL RATES; CONFIRMATION AND DELIVERY TIMES. Supplier agrees to provide product fill rates to Members of greater than ninety-five percent (95%), calculated as line item orders. Supplier will provide confirmation of orders from Members via the electronic data interchange described in Subsection 7.c below within two (2) business days after placement of the order and will deliver the Products to the Members within ten (10) business days after placement of the order.

         d. BUNDLED TERMS. Supplier agrees to give Novation prior written notice of any offer Supplier makes to any Member to sell products that are not covered by this Agreement in conjunction with Products covered by this Agreement under circumstances where the Member has no real economic choice other than to accept such bundled terms.

         e. DISCONTINUATION OF PRODUCTS; CHANGES IN PACKAGING. Supplier will have no unilateral right to discontinue any of the Products or to make any changes in packaging which render any of the Products substantially different in use, function, or distribution. Supplier may request Novation in writing to agree to a proposed discontinuation of any Products or a proposed change in packaging for any Products at least ninety (90) days prior to the proposed implementation of the discontinuation or change. Under no circumstances will any Product discontinuation or packaging changes be permitted under this Agreement without Novation's agreement to the discontinuation or change. In the event Supplier implements such proposed discontinuation or change without Novation's agreement thereto in writing, in addition to any other rights and remedies Novation or the Members may have by reason of such discontinuation or change,
(i) Novation will have the right to terminate any or all of the Product(s) subject to such discontinuation or change or to terminate this Agreement in its entirety immediately upon becoming aware of the discontinuation or change or any time thereafter by delivering written notice thereof to Supplier, (ii) the Members may purchase products equivalent to the discontinued or changed Products from other sources and Supplier will be liable to the Members for all reasonable costs in excess of the Award Prices plus any other damages which they may incur; and (iii) Supplier will be liable to Novation and the Clients for any loss of Marketing Fees resulting from such unacceptable discontinuation or change plus any other damages which they may incur.

         f. REPLACEMENT OR NEW PRODUCTS. Supplier will have no unilateral right to replace any of the Products listed in Exhibit A with other products or to add new products to this Agreement. Supplier may request Novation in writing to agree to a replacement of any of the Products or the addition of a new product that is closely related by function or use to an existing Product at least sixty
(60) days prior to the proposed implementation of the replacement or to the new product introduction. Under no circumstances will any Product replacement or new product addition to this Agreement be permitted without Novation's agreement to the replacement or new product.

         g. MEMBER SERVICES. Supplier will consult with each Member to identify the Member's policies relating to access to facilities and personnel. Supplier will comply with such policies and will establish a specific timetable for sales calls by sales representatives to satisfy the needs of the Member. Supplier will promptly respond to Members' reasonable requests for


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verification of purchase history. If requested by Novation or any Members,
Supplier will provide, at Supplier's cost, on-site inservice training to Members' personnel for pertinent Products.

         h. PRODUCT DELETION. Notwithstanding anything to the contrary contained in this Agreement, Novation may delete any one or more of the Products from this Agreement at any time, at will and without cause, upon not less than sixty (60) days' prior written notice to Supplier.

         i. RETURN OF PRODUCTS. Any Member, in addition to and not in limitation of any other rights and remedies, will have the right to return Products to Supplier under any of the following circumstances: (1) the Product is ordered or shipped in error; (2) the Product is no longer needed by the Member due to deletion from its standard supply list or changes in usage patterns, provided the Product is returned at least six (6) months prior to its expiration date and is in a re-saleable condition; (3) the Product is received outdated or is otherwise unusable; (4) the Product is received damaged, or is defective or nonconforming; (5) the Product is one which a product manufacturer or supplier specifically authorizes for return; or (6) the Product is recalled. Supplier agrees to accept the return of Products under these circumstances without charge and for full credit.

         j. FAILURE TO SUPPLY. In the event of Supplier's failure to perform in accordance with the terms of this Agreement, the Member may purchase products equivalent to the Products from other sources and Supplier will be liable to the Member for all reasonable costs in excess of the Award Prices plus any other damages which they may incur. In such event, Supplier will also be liable to Novation and the Clients for any loss of Marketing Fees resulting from such failure plus any other damages which they may incur. The remedies set forth in this Subsection are in addition to any other rights and remedies Novation, the Clients or the Members may have resulting from such failure.

5. PRODUCT QUALITY.

         a. FREE FROM DEFECTS. Supplier warrants the Products against defects in material, workmanship and design for the warranty period set forth in the Non-Price Specifications ("Warranty Period"). Supplier will make all necessary arrangements to assign such warranty to the Members. Supplier further represents and warrants that the Products will conform to the specifications, drawings, and samples furnished by Supplier or contained in the Non-Price Specifications and will be safe for their intended use. If any Products are defective and a claim is made by a Member on account of such defect during the Warranty Period, Supplier will, at the option of the Member, either replace the defective Products or credit the Member. Supplier will bear all costs of returning and replacing the defective Products, as well as all risk of loss or damage to the defective Products from and after the time they leave the physical possession of the Member. The warranties contained in this Subsection will survive any inspection, delivery, acceptance or payment by a Member. In addition, if there is at any time wide-spread failure of the Products even after the Warranty Period has ended, the Member may return all said Products for credit or replacement, at its option. This Subsection and the obligations contained herein will


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survive the expiration or earlier termination of this Agreement. The remedies set forth in this Subsection are in addition to and not a limitation on any other rights or remedies that may be available against Supplier.

         b. PRODUCT COMPLIANCE. Supplier represents and warrants to Novation, the Clients and the Members that the Products are, if required, registered, and will not be distributed, sold or priced by Supplier in violation of any federal, state or local law. Supplier represents and warrants that as of the date of delivery to the Members all Products will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and will not violate or cause a violation of any applicable law, ordinance, rule, regulation or order. Supplier agrees it will comply with all applicable Good Manufacturing Practices and Standards contained in 21 C.F.R. Parts 210, 211, 225, 226, 600, 606, 610, 640, 660, 680 and 820. Supplier's representations, warranties and agreements in this Subsection will survive the expiration or earlier termination of this Agreement.

         c. PATENT INFRINGEMENT. Supplier represents and warrants that sale or use of the Products will not infringe any United States patent. Supplier will, at its own expense, defend every suit which will be brought against Novation or a Member for any alleged infringement of any patent by reason of the sale or use of the Products and will pay all costs, damages and profits recoverable in any such suit. This Subsection and the obligations contained herein will survive the expiration or earlier termination of this Agreement. The remedies set forth in this Subsection are in addition to and not a limitation an any other rights or remedies that may be available against Supplier.

         d. PRODUCT CONDITION. Unless otherwise stated in the Non-Price Specifications or unless agreed upon by a Member in connection with Products it may order, all Products will be new. Products which are demonstrators, used, obsolete, seconds, or which have been discontinued are unacceptable unless otherwise specified in the Non-Price Specifications or the Member accepts delivery after receiving notice of the condition of the Products.

         e. RECALL OF PRODUCTS. Supplier will reimburse the Members for any cost associated with any Product corrective action, withdrawal or recall requested by Supplier or required by any governmental entity. In the event a product recall or a court action impacting supply occurs, Supplier will notify Novation in writing within twenty-four (24) hours of any such recall or action. Supplier's obligations in this Subsection will survive the expiration or earlier termination of this Agreement.

         f. SHELF LIFE. Sterile Products and other Products with a limited shelf life sold under this Agreement will have the longest possible shelf life and the latest possible expiration dates. Unless required by stability considerations, there will not be less than an eighteen (18) month interval between a Product's date of delivery by Supplier to the Member and its expiration date.


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
6. CENTURY COMPLIANCE.

         a. DEFINITIONS. For purposes of this Section, the following terms have the respective meanings given below:

                  (1) "Systems" means any of the Products, systems of distribution for Products and Product manufacturing systems that consist of or include any computer software, computer firmware, computer hardware (whether general or special purpose), documentation, data, and other similar or related items of the automated, computerized, and/or software systems that are provided by or through Supplier or utilized to manufacture or distribute the Products provided by or through Supplier pursuant to this Agreement, or any component part thereof, and any services provided by or through Supplier in connection therewith.

                  (2) "Calendar-Related" refers to date values based on the "Gregorian calendar" (as defined in the Encyclopedia Britannica, 15th edition, 1982, page 602) and to all uses in any manner of those date values, including without limitation manipulations, calculations, conversions, comparisons, and presentations.

                  (3) "Century Noncompliance" means any aspects of the Systems that fail to satisfy the requirements set forth in Subsection 6.b below.

         b. REPRESENTATIONS. Supplier warrants, represents and agrees that the Systems satisfy the following requirements:

                  (1) In connection with the use and processing of Calendar-Related data, the Systems will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results.

                  (2) In connection with providing Calendar-Related data to and accepting Calendar-Related data from other automated, computerized, and/or software systems and users via user interfaces, electronic interfaces, and data storage, the Systems represent dates without ambiguity as to century.

                  (3) The year component of Calendar-Related data that is provided by the Systems to or that is accepted by the Systems from other automated, computerized, and/or software systems and user interfaces, electronic interfaces, and data storage is represented in a four-digit CCYY format, where CC represents the two digits expressing the century and YY represents the two digits expressing the year within that century (e.g., 1996 or 2003).


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                  (4) Supplier has verified through testing that the Systems satisfy the requirements of this Subsection including, without limitation, testing of each of the following specific dates and the transition to and from each such date: December 31, 1998; January 1, 1999; September 9, 1999; September 10, 1999; December 31, 1999; January 1, 2000; February 28, 2000; February 29, 2000; March 1, 2000; December
         31, 2000; January 1, 2001; December 31, 2004; and January 1, 2005.

         c. REMEDIES. In the event of any Century Noncompliance in the Systems in any respect, in addition to any other remedies that may be available to Novation or the Members, Supplier will, at no cost to the Members, promptly under the circumstances (but, in all cases, within thirty (30) days after receipt of a written request from any Member, unless otherwise agreed by the Member in writing) eliminate the Century Noncompliance from the Systems.

         d. NONCOMPLIANCE NOTICE. In the event Supplier becomes aware of (i) any possible or actual Century Noncompliance in the Systems or (ii) any international, governmental, industrial, or other standard (proposed or adopted) regarding Calendar-Related data and/or processing, or Supplier begins any significant effort to conform the Systems to any such standard, Supplier will promptly provide the Members with all relevant information in writing and will timely provide the Members with updates to such information. Supplier will respond promptly and fully to inquiries by the Members, and timely provide updates to any responses provided to the Members, with respect to (i) any possible or actual Century Noncompliance in the Systems or (ii) any international, governmental, industrial, or other standards. In the foregoing, the use of "timely" means promptly after the relevant information becomes known to or is developed by or for Supplier.

         e. SURVIVAL. Supplier's representations, warranties and agreements in this Section will continue in effect throughout the Term and will survive the expiration or earlier termination of this Agreement.

7. REPORTS AND ELECTRONIC DATA INTERCHANGE.

         a. REPORT CONTENT. Within twenty (20) days after the end of each full and partial month during the Term ("Reporting Month"), Supplier will submit to Novation a report in the form of a diskette containing the following information in form and content reasonably satisfactory to Novation:

                  (1) the name of Supplier, the Reporting Month and year and the Agreement number (as provided to Supplier by Novation);

                  (2) with respect to each Member (described by LIC number (as provided to Supplier by Novation), health industry number (if applicable), full name, street address, city, state, zip code and, if applicable, tier and committed status), the number of units sold and the amount of net sales for each Product on a line item basis, and the sum of net sales and the associated Marketing Fees for all Products purchased by such Member directly or


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

         indirectly from Supplier during the Reporting Month, whether under the pricing and other terms of this Agreement or under the terms of any other purchasing or pricing arrangements that may exist between the Member and Supplier.

                  (3) the sum of the net sales and the associated Marketing Fees for all Products sold to all Members during the Reporting Month; and

                  (4) such additional information as Novation may reasonably request from time to time.

         b. REPORT FORMAT AND DELIVERY. The reports required by this Section will be submitted electronically in Excel Version 7 or Access Version 7 and in accordance with other specifications established by Novation from time to time and will be delivered to:

                  Novation
                  Attn: SRIS Operations
                  220 East Las Colinas Boulevard
                  Irving, TX 75039

         c. ELECTRONIC DATA INTERCHANGE. In addition to the reporting requirements set forth in Subsections 7.a and 7.b above, the parties agree to facilitate the administration of this Agreement by transmitting and receiving data electronically. The parties agree to all terms and conditions set forth in Exhibit D attached hereto.

8. OBLIGATIONS OF NOVATION.

         a. INFORMATION TO MEMBERS. After issuing the Award Letter, Novation, in conjunction with the Clients, will deliver a summary of the purchasing arrangements covered by this Agreement to each Member and will, from time to time, at the request of Supplier, deliver to each Member reasonable and appropriate amounts and types of materials supplied by Supplier to Novation which relate to the purchase of the Products.

         b. MARKETING SERVICES. Novation, in conjunction with the Clients, will market the purchasing arrangements covered by this Agreement to the Members. Such promotional services may include, as appropriate, the use of direct mail, contact by Novation's field service delivery team, member support services, and regional and national meetings and conferences. As appropriate, Novation, in conjunction with the Clients, will involve Supplier in these promotional activities by inviting Supplier to participate in meetings and other reasonable networking activities with Members.



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9. MARKETING FEES.

         a. CALCULATION. Supplier will pay to Novation, as the authorized collection agent for the Clients, marketing fees ("Marketing Fees") belonging to the Clients equal to the Agreed Percentage of the aggregate gross charges of all net sales of the Products to the Members directly or indirectly from Supplier, whether under the pricing and other terms of this Agreement or under the terms of any other purchasing or pricing arrangements that may exist between the Members and Supplier. Such gross charges will be determined without any deduction for uncollected accounts or for costs incurred in the manufacture, sale or distribution of the Products, and will include, but not be limited to, charges for the sale of products, the provision of installation, training and maintenance services, and the provision of any other services listed on Exhibit
A. The "Agreed Percentage" will be defined in the Award Letter.

         b. PAYMENT. On or about the Effective Date, Novation will advise Supplier in writing of the amount determined by Novation to be Supplier's monthly estimated Marketing Fees. Thereafter, Supplier's monthly estimated Marketing Fees may be adjusted from time to time upon written notice from Novation based on actual purchase data. No later than the tenth (10th) day of each month, Supplier will remit the monthly estimated Marketing Fees for such month to Novation. Such payment will be adjusted to reflect the reconciliation between the actual Marketing Fees payable for the immediately preceding month with the estimated Marketing Fees actually paid during such preceding month. Supplier will pay all estimated and adjusted Marketing Fees by check made payable to "Novation, LLC." All checks should reference the Agreement number. Supplier will include with its check the reconciliation calculation used by Supplier to determine the payment adjustment, with separate amounts shown for each Client's component thereof. Checks sent by first class mail will be mailed to the following address:

               Novation
               75 Remittance Dr., Suite 1420
               Chicago, IL 60675-1420

Checks sent by courier (Federal Express, United Parcel Service or messenger) will be addressed as follows:

               The Northern Trust Company
               801 S. Canal St.
               4th Floor Receipt & Dispatch
               Chicago, IL 60607
               Attn: Novation, Suite 1420

10. ADMINISTRATIVE PENALTIES. In the event Supplier fails to pay the Marketing Fees in accordance with the requirements of Section 9 above, Novation may invoice Supplier for the Marketing Fees estimated by Novation to be due, payable within ten (10) days of the date of such invoice. Invoice by Novation or payment by Supplier will not relieve Supplier of its payment obligations under Section
9. In addition, upon the occasion of the first failure to receive

Marketing Fees, to receive reports described in Section 7 above, or to receive notice of change in pricing terms described in Subsection 2.e above, in each case within the time and manner required by this Agreement, Supplier will receive a written warning. Upon the second and any subsequent failure to provide such Marketing Fees, reports or notices, Supplier will pay an administrative penalty in accordance with the following schedule:

                  2nd failure:                      $   500.00
                  3rd failure:                      $ 1,000.00
                  4th failure:                      $ 2,500.00
                  5th failure:                      $ 5,000.00
                  6th & each subsequent failure:    $10,000.00

Novation's assessment of administrative penalties in accordance with this Section will be in addition to any other rights and remedies Novation or the Clients may have by reason of Supplier's failure to pay the Marketing Fees or provide the reports or notices within the time and manner required by this Agreement.

11. NONPAYMENT OR INSOLVENCY OF A MEMBER. If a Member fails to pay Supplier for Products, or if a Member becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or goes into liquidation, or if proceedings are initiated for the purpose of having a receiving order or winding up order made against a Member, or if a Member applies to the courts for protection from its creditors, then, in any such case, this Agreement will not terminate, but Supplier will have the right, upon prior written notice to Novation and the Member, to discontinue selling Products to that Member.

12. INSURANCE.

         a. POLICY REQUIREMENTS. Supplier will maintain and keep in force during the Term product liability, general public liability and property damage insurance against any insurable claim or claims which might or could arise regarding Products purchased by the Members from Supplier. Such insurance will contain a minimum combined single limit of liability for bodily injury and property damage in the amounts of not less than $2,000,000 per occurrence and $10,000,000 in the aggregate; will name Novation, the Clients and the Members, as their interests may appear, as additional insureds, and will contain an endorsement providing that the carrier will provide directly to all named insured copies of all notices and endorsements. Supplier will provide to Novation in its Bid and thereafter within fifteen (15) days after Novation's request, an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant states and signed by an authorized agent.

         b. SELF-INSURANCE. Notwithstanding anything to the contrary in Subsection 12.a above, Supplier may maintain a self-insurance program for all or any part of the foregoing liability risks, provided such self-insurance policy in all material respects complies with the requirements applicable to the product liability, general public liability and property damage insurance set forth in Subsection 12.a. Supplier will provide Novation in its Bid, and thereafter within fifteen (15) days after Novation's request: (1) the self-insurance policy; (2) the name of the company managing the self-insurance program and providing reinsurance, if any; (3) the most recent annual reports on claims and reserves for the program; and (4) the most recent annual actuarial report on such program.

         c. AMENDMENTS, NOTICES AND ENDORSEMENTS. Supplier will not amend, in any material respect that affects the interests of Novation, the Clients or the Members, or terminate said liability insurance or self-insurance program except after thirty (30) days' prior written notice to Novation and will provide to Novation copies of all notices and endorsements as soon as practicable after it receives or gives them.

13. COMPLIANCE WITH LAW. Supplier represents and warrants that to the best of its knowledge, after due inquiry, it is in compliance with all federal and state statutes, laws, ordinances and regulations applicable to it ("Legal Requirements") which are material to the operation of its business and the conduct of its affairs, including Legal Requirements pertaining to the safety of the Products, occupational health and safety, environmental protection, nondiscrimination, antitrust, and equal employment opportunity. During the Term, Supplier will: (1) promptly notify Novation of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against it which assert in whole or in part that Supplier is in noncompliance with any Legal Requirement which is material to the operation of its business and the conduct of its affairs and (2) promptly provide Novation with true and correct copies of all written notices of adverse findings from the U.S. Food and Drug Administration ("FDA") and all written results of FDA inspections which pertain to the Products.

14. HOLD HARMLESS. Supplier will indemnify, hold harmless, and, if requested, defend Novation, the Clients and the Members, and their respective officers, directors, regents, agents, affiliates and employees, from and against any claims, liabilities, damages, actions, costs and expenses (including reasonable attorneys' fees and court costs) of any kind or nature, whether at law or in equity, arising from or caused by (1) the breach of any representation, warranty, covenant or agreement of Supplier contained in this Agreement or in the Bid, or (2) the condition of any Product at the time of its delivery to a Member pursuant to this Agreement, including a defect in material, workmanship or design, whether such breach or condition is caused by the negligence of any person seeking indemnification hereunder or otherwise; provided that such indemnification, hold harmless and right to defense will not be applicable where the claim, liability, damage, action, cost or expense arises solely as a result of an act or failure to act of the person seeking to be indemnified, held harmless or defended hereunder. This Section and the obligations contained herein will survive the expiration or earlier termination of this Agreement. The remedies set forth in this Section are in addition to and not a limitation on any other rights or remedies that may be available against Supplier.

15. BOOKS AND RECORDS; FACILITIES INSPECTIONS. Supplier agrees to keep, maintain and preserve complete, current and accurate books, records and accounts of the transactions contemplated by this Agreement and such additional books, records and accounts as are necessary to establish and verify Supplier's compliance with this Agreement. All such books, records and accounts will be available for inspection and audit by Novation representatives at any time during the Term and for two (2) years thereafter, but only during reasonable business hours and upon reasonable notice. Novation agrees that its routine audits will not be conducted more frequently than twice in any consecutive twelve (12) month period, subject to Novation's right to conduct special audits whenever it deems it to be necessary. In addition, Supplier will make its manufacturing and packaging facilities available for inspection from time to time during the Term by Novation representatives, but only during reasonable business hours and upon reasonable notice. The exercise by Novation of the right to inspect and audit is without prejudice to any other or additional rights or remedies of either party.

16. USE OF NAMES, ETC. Supplier agrees that it will not use in any way in its promotional, informational or marketing activities or materials (i) the names, trademarks, logos, symbols or a description of the business or activities of Novation or any Client or Member without in each instance first obtaining the prior written consent of the person owning the rights thereto; or (ii) the award or the content of this Agreement without in each instance first obtaining the prior written consent of Novation.

17. CONFIDENTIAL INFORMATION.

         a. NONDISCLOSURE. Supplier agrees that it will:

                  (1) keep strictly confidential and hold in trust all confidential information of Novation, the Clients and the Members;

                  (2) not use the confidential information for any purpose other than the performance of its obligations under this Agreement, without the prior written consent of Novation;

                  (3) not disclose the confidential information to any third party (unless required by law) without the prior written consent of Novation; and

                  (4) not later then thirty (30) days after the expiration or earlier termination of this Agreement, return to Novation, the Client or the Member, as the case may be, the confidential information.

         b. DEFINITION. "Confidential information", as used in Subsection 17.a above, will consist of all information relating to the prices and usage of the Products (including all information contained in the reports produced by Supplier pursuant to Section 7 above) and all documents and other materials of Novation, the Clients and the Members containing information relating to the programs of Novation, the Clients or the Members of a proprietary or sensitive nature not readily available through sources in the public domain. In no event will Supplier provide to any person any information relating to the prices it charges the Members for Products ordered pursuant to this Agreement without the prior written consent of Novation.

18. MISCELLANEOUS.

         a. CHOICE OF LAW. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Texas and the Texas courts will have jurisdiction over all matters relating to this Agreement; provided, however, the terms of a Member's purchase order will be governed by and construed in accordance with the choice of law and venue provisions set forth in the purchase order.

         b. NOT RESPONSIBLE. Novation and the Clients will not be responsible or liable for any Member's breach of any purchasing commitment or for any other actions of any Member. In addition, none of the Clients will be responsible or liable for the obligations of any party to this Agreement.

         c. THIRD PARTY BENEFICIARIES. All Clients and Members are intended third party beneficiaries of this Agreement. All terms and conditions of this Agreement which are applicable to the Clients will inure to the benefit of and be enforceable by the Clients and their respective successors and assigns. All terms and conditions of this Agreement which are applicable to the Members will inure to the benefit of and be enforceable by the Members and their respective successors and assigns.

         d. NOTICES. Except as otherwise expressly provided herein, all notices or other communications required or permitted under this Agreement will be in writing and will be deemed sufficient when mailed by United States mail, or delivered in person against receipt to the party to which it is to be given, at the address of such party set forth below:

          If to Supplier:

                   To the address set forth by Supplier in the Bid

          If to Novation:

                   Novation
                   Attn: Vice President, Contract Services
                   220 East Las Colinas Blvd.
                   Irving, TX 75039

or to such other address as the party will have furnished in writing in accordance with the provisions of this Subsection.

         e. NO ASSIGNMENT. No assignment of all or any part of this Agreement may be made without and consent of the other party; except that Novation may assign its rights the prior written obligations to any affiliate of Novation. Any assignment of all or any part of this

Agreement by either party will not relieve that party of the responsibility of performing its obligations hereunder to the extent that such obligations are not satisfied in full by the assignee. This Agreement will be binding upon and inure to the benefit of the parties' respective successors and assigns.

         f. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. Each party will, at its own expense, take such action as is reasonably necessary to defend the validity and enforceability of this Agreement and will cooperate with the other party as is reasonably necessary in such defense.

         g. ENTIRE AGREEMENT. This Agreement, together with the exhibits listed below and each Member's purchase order will constitute the entire agreement between each Member and Supplier and no other terms and conditions in any document, acceptance, or acknowledgment will be effective or binding upon a Member unless expressly agreed to in writing. The following exhibits are incorporated by reference in this Agreement:

Exhibit A         Product and Service Description and Pricing

Exhibit B         Non-Price Specifications

Exhibit C         Award Letter

Exhibit D         Electronic Data Interchange Agreement

Exhibit E         Exceptions to the Supplier Agreement CE8006B

SUPPLIER:         Universal Hospital Services, Inc.
                  ----------------------------------
ADDRESS:          1250 Northland Plaza
                  ----------------------------------
                  3800 West 80th St.
                  ----------------------------------
                  Bloomington, MN 55431-4442
                  ----------------------------------

SIGNATURE:        /s/ [ILLEGIBLE]
                  ----------------------------------
TITLE:            Chief Financial Officer                   DATE: 11/20/98
                  ----------------------------------              --------------

                              [NOVATION LETTERHEAD]


November 13, 2000



Mr. Jim Ekbom
National Accounts Manager
Universal Hospital Services, Inc.
3800 West 80th Street, Suite 1250
Bloomington, MN 55431-4442

RE: Novation Supplier Agreement #CE80061

Dear Jim:

Pursuant to the recent conversation between our two companies, Novation, LLC and Universal Hospital Services, Inc. (UHS) hereby agree to extend the above referenced Supplier Agreement between them, dated as of the Award Letter date of December 8, 1998, through December 31, 2001.

     Effective January 1, 2001, and with regard to Exhibit A of the Agreement:

     (1) The current Exhibit A attached to the December 8, 1998 Agreement, is replaced with the New Exhibit A attached hereto.

     (2) Volume discounts shall be available only to Members whose accounts receivable with UHS are within the net 30-day terms of the Agreement.

     (3) Volume discounts shall not be applied to monitoring systems or Long Term Rental Agreements.

     (4)  The Conversion Incentive Agreement shall cease.

     (5) Members shall be responsible for all loss of or damage to equipment while in their possession.

     (6) UHS will negotiate appropriate pricing methods with each Member facility.

     Also effective January 1, 2001, and with regard to Exhibit B of the
Agreement:

     (1) The marketing fee identified in the current Exhibit B attached to the December 8, 1998 Agreement, is amended from three percent (3%) to two percent (2%).

     (2) Marketing fees shall be paid on all Member sales, excepting those Members who have provided UHS written notification that they will be purchasing through another hospital alliance or group purchasing organization.

     (3) Upon request, UHS will provide Novation written notification of those Members providing notice of election to purchase through another hospital alliance or group purchasing organization.

Jim Ekbom
Universal Hospital Services, Inc.
November 13, 2000
Page Two

All other terms and conditions of the Agreement remain unchanged and in full force and effect. If this evidences your understanding of our agreement, please so indicate by signing in the space provided below and returning this letter to the attention of John Engles. A copy of this letter is provided for your records.

Very truly yours,

/s/ ROBERT C. BENSON

Robert C. Benson
Vice President
Contract and Program Services

AGREED TO AND ACCEPTED TO THIS 16 DAY OF NOVEMBER, 2000.

Universal Hospital Services, Inc.

By: /s/ GARY PRESTON
    ---------------------------------------------
Printed Name: Gary Preston
              -----------------------------------
Title: V.P. - National Accounts/Asset Management
       ------------------------------------------
Date: 11-16-00
      -------------------------------------------